Exhibit 99.1

Empire Interactive Announces First Game for Mobile Cell Phone MarketPuzzle
Classic Pipemania Goes Mobile With THQ Wireless

LONDON, Feb. 27, 2007 (PRIME NEWSWIRE) -- Empire Interactive, a wholly owned subsidiary of Silverstar Holdings (NasdaqCM:SSTR - News), today announced that it has signed an agreement to bring its puzzle favourite Pipemania to mobile networks through THQ Wireless. The classic title will be released worldwide excluding Japan.

The original Pipemania was an instant hit when it was released in 1989 for all of the then leading home computer and video game platforms. The game was published by LucasFilm(tm) Games in North America and was one of the few titles to make the transition from home gaming platforms to the arcades with a coin-op version. Its move to the mobile game platform will please fans of the title and introduce this classic puzzler to a whole new mobile gaming generation.

Clive Kabatznik, CEO of Silverstar Holdings, commented, “As part of our evaluation of Empire Interactive prior to its acquisition, we thought that there was significant hidden value in its intellectual property and strong back catalogue. This transaction with THQ Wireless validates this assumption. We have focused on repurposing some of Empire’s classic older games for new markets such as mobile phones and casual downloads and we anticipate further exploitation of this valuable intellectual property in the future.”

“We are very excited to be working with THQ Wireless with their global distribution, unique technologies and well-known brands to bring Pipemania to the mobile platforms,” commented Ian Higgins CEO of Empire Interactive “Pipemania is a renowned puzzle title that lends itself perfectly to mobile handsets.” Adam Comiskey, Vice President International at THQ Wireless said, “Pipemania is a classic game franchise that has true mass market appeal, hence our decision to take the IP to the mobile space.” He added, “The game works perfectly across the broad spectrum of mobile devices, providing real entertainment for the mobile users.”

About Empire Interactive:

Empire Interactive is a leading publisher of interactive entertainment software that has been established for 18 years. Headquartered in the UK, Empire Interactive also has offices in the U.S., Germany, France, Italy and Spain. The company develops and publishes a varied range of titles for all current platforms in the U.S., Europe and Asia. Games such as Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut have all enjoyed success across the world. Its budget label, Xplosiv, is one of the fastest growing in Europe. Further information about Empire Interactive and its products can be found at http://www.empireinteractive.com. The Empire Interactive logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3408

About Silverstar Holdings:

Silverstar Holdings Ltd. is a publicly traded company (NasdaqCM:SSTR - News), focusing on acquiring controlling positions in high-growth retail-driven and fee-based electronic game businesses that stand to benefit from the economies of scale generated by the Internet and other technology-related platforms. It currently owns Empire Interactive PLC and Strategy First Inc. as well as a stake in Magnolia Broadband. Strategy First Inc. is a leading developer and worldwide publisher of entertainment software for the PC. Magnolia Broadband is a fabless semiconductor company and innovator of radio frequency (RF) solutions for the cellular industry.

About THQ Wireless

THQ Wireless Inc., a subsidiary of THQ Inc. (NasdaqGS:THQI - News), is a global leader in mobile entertainment, offering a wide range of wireless products, including games, personalization products, information services and messaging based on top brands such as the WWE(r), Star Wars, popular Nickelodeon properties and professional sports leagues including the NFL and NHL. Headquartered in Minnesota, THQ Wireless has offices worldwide, in addition to distribution agreements through wireless carriers across the globe. Further information can be found at http://www.thqwireless.com.

The THQ Wireless Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3409

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

Contact:
        Alliance Advisors, LLC
        Alan Sheinwald, President
        (914) 669-0222
        asheinwald@allianceadvisors.net